Exhibit 99.1

Tango Therapeutics Reports Fourth Quarter and Full Year 2021 Financial Results

and Provides Business Highlights

- TNG908 receives Fast Track designation, expects Phase 1/2 trial to start in 2Q 2022

- Pipeline programs progressing throughout 2022 -

- Strong cash position of $485 million expected to support operations into second half of 2024 -

CAMBRIDGE, Mass. – March 28, 2022 – Tango Therapeutics, Inc. (NASDAQ: TNGX), a biotechnology company committed to discovering and delivering the next generation of precision cancer medicines, reported its financial results for the fourth quarter and full year ended December 31, 2021, and provided business highlights.

“We had significant accomplishments across our programs during the fourth quarter and throughout the past year. Importantly, we advanced our lead PRMT5 inhibitor program, TNG908, toward the clinic. In addition to receiving FDA clearance for our IND, we recently were granted Fast Track Designation for TNG908 and anticipate initiating a Phase 1/2 clinical trial in the coming months,” said Barbara Weber, M.D., President and Chief Executive Officer of Tango Therapeutics. “Fast Track Designation for TNG908 underscores the need for novel and effective treatment options for patients with MTAP-deleted cancers and we are working with great urgency to move TNG908 into the clinic with the goal of making it available to patients with high unmet needs. Further, we have accelerated the timeline for our Target 3 program, have new data supporting the potential benefit of our USP1 program in additional patient populations, including BRCA1 and BRCA2 mutations, and look forward to sharing additional data throughout the year.”

Recent Business Highlights

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TNG908 granted Fast Track Designation (FTD). In February 2022, the U.S. Food and Drug Administration (FDA) granted FTD to TNG908, a synthetic lethal small molecule inhibitor of protein arginine methyltransferase 5 (PRMT5) designed to selectively kill cancer cells with methylthioadenosine phosphorylase (MTAP) deletion. FTD is designed to facilitate the development and expedite the review of drugs to treat serious conditions and fulfill an unmet medical need, with the potential to allow drugs to reach patients earlier.

As previously disclosed in January 2022, the FDA cleared the Investigational New Drug (IND) application for TNG908. The Company expects to initiate a Phase 1/2 clinical trial in the second quarter of 2022, with preliminary safety and efficacy data expected in the first half of 2023. Enrollment will be limited to patients with confirmed MTAP-deleted solid tumors. MTAP deletions occur in 10% - 15% of all human cancers, including non-small cell lung cancer, mesothelioma, pancreatic cancer, cholangiocarcinoma and glioblastoma (GBM). Recent preclinical studies show that TNG908 crosses the blood-brain barrier therefore we plan to evaluate TNG908 in GBM and other MTAP-deleted CNS metastases.

•

Target 3 development candidate in second quarter 2022: Target 3, an undisclosed synthetic lethal target, reverses the immune evasion effect of serine-threonine kinase 11 (STK11) loss-of-function mutations in cancer models. In a syngeneic mouse tumor model, where STK11 mutations drive resistance to immune checkpoint blockade, Target 3 inhibition reversed anti-PD1 antibody resistance, resulting in near or complete tumor regressions in eight out of eight treated mice, and the induction of immune memory against re-implantation of tumors. Tango expects to advance a development candidate in the second quarter of 2022 and file an IND in 2023. STK11 mutations occur in approximately 15% of non-small cell lung cancers, 15% of cervical cancers, 10% carcinoma of unknown primary, 5% of breast cancers and 3% of pancreatic cancers.

•

USP1 development candidate in second half 2022: Tango anticipates advancing a development candidate for its ubiquitin-specific protease 1 (USP1) program in the second half of 2022 and filing an IND in 2023. Recent preclinical data show that USP1 inhibition is also synthetic lethal with BRCA2, as well as the previously reported BRCA1 mutations in breast and ovarian cancer cell lines and patient derived xenograft models. Additionally, USP1 inhibition is synergistic with poly (ADP-ribose) polymerase (PARP) inhibition in BRCA1 and BRCA2 mutant cancer cell lines and murine xenograft models in PARP-sensitive and PARP-resistance models. Clinical trials will evaluate the USP1 inhibitor as a single agent and in combination with PARP inhibitors in patients with BRCA1 or BRCA2-mutant cancers. BRCA1 or BRCA2 mutations are present in approximately 15% of ovarian cancers, 10% of breast cancers, 10% of prostate cancers 5% endometrial cancers and 5% pancreatic cancers.

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Preclinical TNG908 combination data presented at 2022 European Society for Medical Oncology (ESMO) Targeted Anticancer Therapies Congress. Earlier this month, the Company presented at the 2022 ESMO Targeted Anticancer Therapies Congress. The posters highlight the synergy between TNG908 and the KRAS inhibitor, sotorasib, in xenograft models with MTAP deletions and KRAS G12C mutations.

•

CMO, Head of CMC & Quality and General Counsel added to the leadership team. In January, the Company announced the addition of Michael Palmieri, Ph.D., to its leadership team as Head of Chemistry, Manufacturing & Controls (CMC) and Quality. Dr. Palmieri has more than 20 years of experience, most recently at Alkermes, where he led small molecule CMC activities from the lead optimization phase through to commercialization. In November 2021, Tango announced Marc Rudoltz, MD. as Chief Medical Officer and Doug Barry, J.D., as General Counsel. Dr. Rudoltz brings more than 20 years’ experience leading all phases of clinical drug development to Tango. Mr. Barry has been practicing corporate law for more than 20 years, most recently at Alexion and has extensive experience in public reporting and corporate governance.

Financial Results

As of December 31, 2021, the Company held $485.3 million in cash, cash equivalents and marketable securities, which the company believes to be sufficient to fund operations into the second half of 2024.

Total revenue was $5.7 million for the three months ended December 31, 2021, compared to $9.1 million for the same period in 2020, and $37.0 million for the year ending on December 31, 2021 compared to $7.7 million in 2020. The increase was primarily due to the charge against revenue of $11.3 million driven by the amendment to the collaboration agreement with Gilead during the third quarter of 2020.

Research and development expenses were $21.6 million for the three months ended December 31, 2021, compared to $15.1 million for the same period in 2020. Research and development expenses for the year ended December 31, 2021 were $77.6 million, compared to $50.0 million in 2020. The change was primarily due to increased expenses relating to the advancement of our programs and personnel-related costs.

General and administrative expenses were $6.1 million for the three months ended December 31, 2021, compared to $3.0 million for the same period in 2020. General and administrative expenses for the year ended December 31, 2021 were $17.6 million, compared to $9.9 million in 2020. The change was primarily due to increases in personnel-related costs, as well as consulting and professional fees.

Net loss for the three months ended December 31, 2021, was $22.0 million, or $0.25 per share, compared to a net loss of $8.9 million, or $0.22 per share, in the same period in 2020. Net loss for the year ended December 31, 2021, was $58.2 million, or $0.94 per share, compared to a net loss of $52.0 million, or $1.63 per share, in 2020.

About Tango Therapeutics

Tango Therapeutics is a biotechnology company dedicated to discovering novel drug targets and delivering the next generation of precision medicine for the treatment of cancer. Using an approach that starts and ends with patients, Tango leverages the genetic principle of synthetic lethality to discover and develop therapies that take aim at critical targets in cancer. This includes expanding the universe of precision oncology targets into novel areas such as tumor suppressor gene loss and their contribution to the ability of cancer cells to evade immune cell killing. For more information, please visit www.tangotx.com.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking statements. Forward-looking statements generally relate to future events, Tango’s future operating performance, goals, the anticipated benefits of therapies and combination therapies (that include a Tango pipeline product), expectations, beliefs and development objectives for Tango’s product pipeline. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “intend”, “will”, “goal”, “estimate”, “anticipate”, “believe”, “predict”, “potential” or “continue”, or the negatives of these terms or variations of them or similar terminology. For example, statements concerning the following include or constitute forward-looking statements: the Company believes that it has with sufficient cash balance to fund operations into the second half of 2024; anticipated milestones in the Company’s research and development programs; the Company expects to initiate a Phase 1/2 study for TNG908 in the second quarter of 2022; the Company anticipates having preliminary safety and efficacy data in the TNG908 Phase 1/2 study in the first half of 2023; the Company’s pipeline programs are progressing on track throughout 2022; the potential benefits of our USP1 program in additional patient populations beyond BRCA1 mutation carriers; fast track designation offers the potential to allow drugs to reach patients earlier; recent studies support the potential of TNG908 to address patients with glioblastoma and other MTAP-deleted CNS metastases; Tango expects to advance a Target 3 development candidate in the second quarter of 2022 and file an IND in 2023; the Company anticipates advancing a development candidate for the USP1 program in the second half of 2022, and filing an IND in 2023; Clinical trials of the USP1 inhibitor will be conducted both as a single agent and in combination with PARP inhibitors in patients with BRCA1 or BRCA2-mutant cancers; the expected benefits of TNG908; and the expected timing of: (i) development candidate declaration for certain targets, (ii) initiating IND-enabling studies; (iii) filing INDs and (iv) clinical trial initiation. Such forward-looking statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from those expressed or implied by such forward looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by Tango and its management are inherently uncertain. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: Tango has limited experience with conducting clinical trials (and will rely on a third party to operate the clinical trial for TNG908) and may not be able to commence the clinical trial when expected and may not generate results (including final or preliminary safety and efficacy data) in the anticipated timeframe (or at all); benefits of product candidates seen in pre-clinical analyses may not be evident when tested in clinical trials or when used in broader patient populations (if approved for commercial sale); the benefits of Tango pipeline products and potential combination therapies that are seen in pre-clinical experiments may not be present in clinical trials or in use commercially or may not be safe and/or effective in humans (and Tango or a third-party may not be able to obtain approval or commercial sales of any combination therapies); Tango has a limited operating history and has not generated any revenue to date from drug sales, and may never become profitable; the Company may not be able to identify development candidates on the schedule it anticipates due to technical, financial or other reasons; the Company may not be able to file IND for development candidates on time, or at all, due to technical or financial reasons or otherwise; the Company may utilize cash resources more quickly than anticipated and, if so, may not have sufficient cash to fund operations to the second half of 2024 ; Tango will need to raise capital in the future and if we are unable to raise capital when needed or on attractive terms, we would be forced to delay, scale back or discontinue some of our development programs or future commercialization efforts; we may be unable to advance our preclinical development programs into and through the clinic for safety or efficacy reasons or commercialize our product candidates or we may experience significant delays in doing so as a result of factors beyond Tango’s control; the Company may not be able to realize the benefits of fast track designation (and such designation may not advance any anticipated approval timelines); Tango’s approach to the discovery and development of product candidates is novel and unproven, which makes it difficult to predict the time, cost of development, and likelihood of successfully developing any products; Tango may not identify or discover additional product candidates or may expend limited resources to pursue a particular product candidate or indication and fail to capitalize on product candidates or indications that may be more profitable or for which there is a greater likelihood of success; our products candidates may cause adverse or other undesirable side effects that could, among other things, delay or prevent regulatory approval; our dependence on third parties for conducting clinical trials and producing drug product; our ability to obtain and maintain patent and other intellectual property protection for our technology and product candidates or the scope of intellectual property protection obtained is not sufficiently broad; and delays and other impacts on product development and clinical trials from the COVID-19 pandemic. Additional information concerning risks, uncertainties and assumptions can be found in Tango’s filings with the SEC, including the risk factors referenced in Tango’s Quarterly Report on Form 10-Q filed with the SEC on November 9, 2021. You should not place undue reliance on forward-looking statements in this presentation, which speak only as of the date they are made and are qualified in their entirety by reference to the cautionary statements herein. Tango specifically disclaims any duty to update these forward-looking statements.

Investor Contact:

Sam Martin/Michael

Barron Argot Partners

tango@argotpartners.com

Media Contact:

Joshua R. Mansbach

Argot Partners

tango@argotpartners.com

Consolidated Statements of Operations

(In thousands, except share data)

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Total revenue	5,716	9,141	37,042	7,656
Operating expenses:
Research and development	21,634	15,063	77,636	49,991
General and administrative	6,066	3,016	17,596	9,865

Total operating expenses	27,700	18,079	95,232	59,856

Loss from operations	(21,984)	(8,938)	(58,190)	(52,200)

Other income, net	115	74	247	228

Loss before income taxes	(21,869)	(8,864)	(57,943)	(51,972)
Provision for income taxes	(177)	—	(292)	—

Net loss	$(22,046)	$(8,864)	$(58,235)	$(51,972)

Net loss per common share – basic and diluted	$(0.25)	$(0.22)	$(0.94)	$(1.63)
Weighted average number of common shares outstanding – basic and diluted	87,567,676	40,022,721	62,108,032	31,932,204

Consolidated Balance Sheets

(In thousands)

	December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$142,745	$28,381
Marketable securities	342,510	161,939
Accounts receivable	2,000	2,000
Restricted cash, current	567	—
Prepaid expenses and other current assets	4,516	1,312

Total current assets	492,338	193,632
Property and equipment, net	4,832	3,823
Operating lease right-of-use assets	1,254	7,480
Restricted cash, net of current portion	1,712	2,279
Other assets	19	38

Total assets	$500,155	$207,252

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,226	$1,841
Accrued expenses and other current liabilities	9,887	6,140
Operating lease liabilities	1,503	959
Deferred revenue	26,022	31,977
Income Tax Payable	52	—

Total current liabilities	40,690	40,917
Operating lease liabilities, net of current portion	—	6,925
Deferred revenue, net of current portion	114,718	120,805
Other long-term liabilities	—	5

Total liabilities	155,408	168,652
Total stockholders’ equity	344,747	38,600

Total liabilities and stockholders’ equity	$500,155	$207,252